Exhibit 99.1

Pinnacle Airlines Corp. Initiates Search for Successor to CFO Ted Christie

Memphis, Tenn. (March 5, 2012) – Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that it has initiated a search for a successor to Senior Vice President and Chief Financial Officer Ted Christie, who will leave the company on March 30, 2012. Christie has resigned to accept the CFO position at a leading U.S. low-cost airline.

The search for Christie’s successor will begin immediately under the supervision of Sean Menke, president and chief executive officer of Pinnacle Airlines Corp., and the company’s board of directors.

“We appreciate Ted’s contributions at Pinnacle,” said Menke. “He has played a key role in developing our ongoing turnaround plan and I appreciate his willingness to remain in place through the end of the month in order to continue supporting those activities and facilitate a smooth transition. We respect his decision and wish Ted good luck and continued success.”

“This was a difficult decision, particularly in the midst of the critical restructuring activities taking place at Pinnacle,” Christie said. “Ultimately this new role is a great opportunity for me. I’ve enjoyed working with the great team at Pinnacle since arriving in July 2011, and I am confident that the important work now underway will continue to move forward following my departure.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 8,000 employees, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Flying as Continental Express, Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 199 regional jets and 62 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at nine major U.S. airports. Visit www.pncl.com for more information.